EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                     NINE MONTHS ENDED     THREE MONTHS ENDED
                                      SEPTEMBER 30,          SEPTEMBER 30,
                                     -----------------     ------------------
                                      1996        1995       1996      1995
                                      ----        ----       ----      ----
Average shares outstanding           978,549    683,200  1,261,241   683,200
Average dilutive option shares        13,832     45,423    -------    45,253
                                    --------   --------   --------   -------
Total average shares                 992,381    728,623  1,261,241   728,453
                                    ========   ========   ========   =======
Net income                          $728,742   $343,231   $282,148  $134,891
                                    ========   ========   ========   =======
Earnings per share                    $ 0.73     $ 0.47     $ 0.22   $  0.19
                                    ========   ========   ========   =======

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